Exhibit 99.1

THT Heat Transfer Technology, Inc. Announces
First Quarter 2013 Results

SIPING, CHINA — May 14, 2013 — THT Heat Transfer Technology, Inc. (NASDAQ:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Financial Highlights

Sales revenue decreased by 30.9% year-over-year to US$7.9 million.

Gross profit decreased by 35.1% year-over-year to US$3.0 million.

Gross margin was 37.8%, compared to 40.2% for the first quarter 2012.

Operating income decreased by 16.1% year-over-year to US$0.7 million.

Net income attributable to common stockholders was US$0.3 million, a decrease compared with US$0.6 million for the first quarter 2012.

Basic and fully diluted net income per share was US$0.02, a decrease compared with US$0.03 for the first quarter 2012.

Chairman and Chief Executive Officer Guohong Zhao commented, “Amid a challenging economic environment in China, we had sales revenue for the first quarter in the middle of our guidance range. While labor costs and raw materials continued to increase as expected, we did see our average unit selling price increase by US$3,000 compared to the same quarter in 2012. Additionally, we demonstrated the strategic flexibility of our operations by lowering expenses largely in line with the decreased sales revenues. Even with these bright spots, however, the macroeconomic headwinds that we continued to face this quarter negatively impacted our gross margin.

“As we move into the next quarter and the year ahead, we expect industry and macroeconomic downturns to continue to impact our business, with increasing competition and production costs putting pressure on profit margins. In response, we will continue to improve the quality of our products, invest in R&D, and focus our sales and marketing efforts, such as increasing sales of heat exchange units. We continue to believe in our business and expect this more diversified revenue stream to bolster our strategic positioning for a return to growth when the broader economy improves.”

First Quarter 2013 Financial Results

Revenue

Sales revenue for the first quarter 2013 was US$7.9 million, a 30.9% decrease from US$11.4 million during the same period of 2012. The decrease was primarily attributable to lower sales revenue from heat exchange units, plate heat exchangers (PHEs) and shell-and-tube heat exchangers. Sales volume of heat exchange products totaled 383 units in the first quarter 2013, a decrease of 277 units from 660 units in the same period of 2012. The decrease was mainly caused by decreased market demand around the Chinese New Year of 2013 coupled with an overall economic slowdown in China.

For the first quarter 2013, sales revenue from PHEs was US$3.8 million, a decrease of 26.2% compared with US$5.1 million in the same period of 2012. Sales revenue from heat exchange units decreased by US$1.4 million, or 38.5%, to US$2.3 million from US$3.7 million in the same period of 2012. Sales revenue from shell-and-tube heat exchangers decreased by 94.9% to US$42,671 from US$0.8 million in the first quarter of 2012. During the first quarter 2013, sales revenue from air-cooled heat exchangers totaled US$0.7 million, an increase of 45.4% as compared to US$0.5 million in the first quarter 2012.

Cost of Sales

Cost of sales for the first quarter 2013 decreased 28.1% to US$4.9 million from US$6.8 million in first quarter 2012. The decrease largely reflected the lower sales revenue.

Gross Profit and Gross Margin

Gross profit decreased 35.1% to US$3.0 million during the first quarter 2013, from US$4.6 million in the same period of 2012, mainly due to the lower sales revenue. Gross margin was 37.8% for the first quarter 2013, as compared to 40.2% during the same period in 2012. The decrease in gross margin was mainly attributable to an increase in the Company’s labor and raw material costs.

Operating Expenses

Administrative expenses decreased 17.7% to US$1.0 in the first quarter 2013, from US$1.3 million for the same period of 2012. The decrease was primarily due to decrease in the Company’s audit fees and allowance for doubtful accounts.

Research and development expenses decreased 17.8% year-over-year to US$0.2 million, from US$0.3 million in the first quarter 2012. The decrease was primarily due to the lower number of new products currently under development.

Selling expenses decreased 53.8% to US$1.0 million for the first quarter 2013, from US$2.3 million during the same period of 2012. The decrease was mainly attributable to a decrease in travelling expenses incurred by the Company’s sales personnel.

This resulted in a 39.3% decrease in total operating expenses to US$2.3 million in the first quarter 2013 from US$3.8 million for the same period in 2012.

Income before Income Tax

Income before income taxes was US$0.4 million in the first quarter 2013, a decrease of 41.8% compared with US$0.7 million in the same period of 2012. The decrease was mainly due to a decrease in taxable income.

Income Tax

Income tax was US$60,388 in the first quarter 2013, compared with US$75,964 in the same period of 2012.

Net Income

Net income attributable to common shareholders was US$0.3 million in the first quarter 2013, a 43.7% decrease compared to US$0.6 million in the same period of 2012.

Basic and fully diluted net income per share was US$0.02 in the first quarter 2013, compared with US$0.03 in the same period of 2012.

Liquidity

As of March 31, 2013, the Company had cash and cash equivalents of US$8.4 million and restricted cash of US$1.6 million. During the first quarter 2013, there was a net cash outflow of US$2.3 million, compared with US$5.5 million in the same period of 2012.

Net cash used in operating activities was US$2.6 million for the first quarter 2013, compared with US$5.2 million for the same period of 2012. The decrease in net cash used in operating activities was mainly because the account receivables decreased US$4.5 million in the first quarter of 2013 but increased US$0.3 million in the same period in 2012 while the inventories increased US$3.0 million in 2013 but decreased US$0.5 million in the same period in 2012.

Net cash provided by investing activities was US$0.2 million for the first quarter 2013, compared with net cash used in investing activities of US$0.4 million for the same period of 2012, primarily due to change in restricted cash as requested by the banks in order to issue performance bonds.

There are no financing activities occurred for the three months ended March 31, 2013 and 2012.

Second Quarter 2013 Guidance

THT expects to generate sales revenue in the range of US$9 million to US$11 million in the second quarter 2013, compared with US$11.2 million in the same period of 2012. This represents the Company’s preliminary view, and is subject to change.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jack Xiao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel:+86 (434) 326 6779
Email: IR@tht.cn

Investor Relations (Beijing):
Xiaoyan Su
Taylor Rafferty
Tel: +852 3196 3712
Email: tht@taylor-rafferty.com

Investor Relations (US):
Mahmoud Siddig
Taylor Rafferty
Tel: +1 (212) 889 4350
Email: tht@taylor-rafferty.com

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Consolidated Balance Sheets
As of March 31, 2013 and December 31, 2012
(Stated in thousands of US Dollars)

	March 31, 2013	December 31, 2012
	(Unaudited)	(Audited)

Assets
Current assets
Cash and cash equivalents	8,380	10,703
Restricted cash	1,603	1,838
Accounts receivable, net	33,667	37,683
Inventories, net	35,038	31,892
Other current assets	18,384	14,049
Total current assets	97,072	96,165
Long-term accounts receivable	1,000	1,237
Other non-current assets	13,852	14,067
Total assets	111,924	111,469

Liabilities
Current liabilities
Short-term bank loans	18,807	18,705
Other current liabilities	32,768	33,080
Total current liabilities	51,575	51,785
Long-term loan	956	951
Total liabilities	52,531	52,736
Total shareholders’ equity	59,977	59,311
Noncontrolling interests	(584)	(578)
Total liabilities and equity	111,924	111,469

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Income
(Stated in thousands of US Dollars, except number of shares and per share data)

	Three months ended March 31,
	2013	2012

Sales revenue	7,910	11,449
Cost of sales	(4,919)	(6,844)

Gross profit	2,991	4,605

Operating expenses
Administrative expenses	1,031	1,253
Research and development expenses	209	254
Selling expenses	1,043	2,254

Total operating expenses	2,283	3,761

Operating income	708	844
Interest income	10	8
Other income	131	230
Financial costs	(452)	(401)
Other expense	(1)

Income before income taxes	396	681
Income taxes	(60)	(76)

Net income before noncontrolling interests	336	605
Net (loss) income attributable to noncontrolling interest	(22)	(48)

Net income attributable to the equity stockholders	314	557

Earnings per share attributable to THT Heat Transfer
Technology Inc. common stockholders	$0.02	$0.03

Weighted average number of shares outstanding
- Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Cash Flows
For the three months ended March 31, 2013 and 2012
(Stated in thousands of US Dollars)

	Three months ended March 31,
	2013	2012
Net cash used in operating activities	(2,621)	(5,172)
Net cash used in investing activities	240	(360)
Net cash provided by (used in) financing activities	-	-
Effect of exchange rate changes on cash and cash equivalents	58	55
Net decrease in cash and cash equivalents	(2,323)	(5,477)

Cash and cash equivalents at beginning of the period	10,703	7,340
Cash and cash equivalents at end of the period	8,380	1,863